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                                                                    EXHIBIT 99.1


[NAUGATUCK VALLEY FINANCIAL CORPORATION LOGO]


      NAUGATUCK VALLEY FINANCIAL CORPORATION REPORTS THIRD QUARTER EARNINGS AND ANNOUNCES CASH DIVIDEND FOR THE QUARTER ENDED SEPTEMBER 30, 2007

      Naugatuck, CT, October 17, 2007. Naugatuck Valley Financial Corporation (the "Company") (NASDAQ Global Market: "NVSL"), the parent company of Naugatuck Valley Savings and Loan (the "Bank"), announced net income of $354,000 for the quarter ended September 30, 2007 versus net income of $414,000 for the quarter ended September 30, 2006, a decrease of $60,000 or 14.5%. In addition, for the nine month period ended September 30, 2007, the Company announced net income of $941,000 compared to net income of $1.3 million for the nine months ended September 30, 2006. Earnings per share for the quarter and nine months ended September 30, 2007 were $.05 and $.13, respectively, compared to $.06 and $.18 for the quarter and nine months ended September 30, 2006.

      Net interest income for the quarter ended September 30, 2007 totaled $3.0 million compared to $2.8 million for the quarter ended September 30, 2006, an increase of $151,000 or 5.3%. For the nine month period ended September 30, 2007, net interest income totaled $8.7 million compared to $8.6 million for the nine months ended September 30, 2006, an increase of $115,000 or 1.3%. Net interest income increased slightly in both the three and nine month periods due to an increase in the average balances of interest earning assets of 15.2% in the three month period and an increase of 16.2% in the nine month period, combined with an increase in the average rate earned on these assets of 24 basis points and 29 basis points during the same periods over the 2006 rates. The increase in interest earning assets for the three and nine month periods is attributed primarily to an increase in the loan portfolio. The average balances in the loan portfolio increased by 19.9% in both the three and nine month periods. The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio. The increase in interest income was partially offset by an increase in interest expense. Interest expense increased by $904,000, or 36.3% in the three month period and increased by $3.2 million, or 48.9% in the nine month period due to rising rates on deposits and borrowings along with increases in the average balances of deposits and borrowings. The average balances of deposits increased by 16.6% and 18.6% in the three and nine month periods, respectively. The average balance of borrowings increased by 16.4% in both periods due to increased loan demand. The Company experienced increases of 51 basis points and 71 basis points in the average rates paid on deposits and borrowing in the three and nine month periods respectively. The largest increases in deposits were in certificates of deposit, followed by smaller increases in money market accounts and checking accounts, partially offset by a decrease in savings accounts. The increase in certificates of deposit was due to our three new offices combined with promotional rate accounts.

      Noninterest income was $577,000 for the quarter ended September 30, 2007 compared to $514,000 for the quarter ended September 30, 2006, an increase of 12.3%. For the nine months ended September 30, 2007, the increase was 20.4% to $1.7 million compared to $1.4 million for the period ended September 30, 2006.

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The largest increases in noninterest income in both periods were in income from fees for services related to deposit accounts and fees for other services, as a result of product growth in these areas. The nine month period also showed an increase in income from investment advisory. The company also experienced gains on the sale of investments in both 2007 periods.

      Noninterest expense was $3.2 million for the quarter ended September 30, 2007 compared to $3.0 million for the quarter ended September 30, 2006. For the nine months ended September 30, 2007 noninterest expense was $9.3 million compared to $8.4 million for the nine months ended September 30, 2006. The increases in both periods were primarily the result of increases in compensation costs, office occupancy expenses and computer processing costs over the 2006 periods. These increases were partially offset by a decrease in advertising expense. All of the increases are primarily related to the opening of three new branch offices in the third quarter of 2006.

       Total assets were $444.7 million at September 30, 2007 compared to $413.9 million at December 31, 2006, an increase of $30.1 million or 7.4%. Total liabilities were $394.5 million at September 30, 2007 compared to $362.8 million at December 31, 2006. Deposits at September 30, 2007 were $325.1 million, an increase of $32.4 million or 11.1% over December 31, 2006. The increase in deposits was primarily due to the opening of the three new branch offices. Borrowed funds decreased from $68.5 million at December 31, 2006 to $67.8 million at September 30, 2007. The increase in deposits was primarily used to fund growth in loans.

      The Bank consistently strives to maintain a strong credit culture by using what it believes are conservative loan underwriting standards. Residential mortgages with loan-to-value ratios in excess of 80% require private mortgage insurance. The Bank has not originated or purchased any low doc or no income/no asset verified mortgages. Nonperforming loans remain at low levels, totaling $744,000, or 0.21% of total loans at September 30, 2007 compared to $889,000, or 0.27% of total loans at June 30, 2007.

      Total stockholders' equity was $50.2 million at September 30, 2007 compared to $51.1 million at December 31, 2006, due to net income of $941,000 for the nine month period, dividends of $445,000 paid to stockholders, stock repurchases of $1.9 million, a net decrease to the unrealized loss on available for sale securities of $84,000 and $432,000 in capital adjustments related to the Company's 2005 Equity Incentive Plan. At September 30, 2007, the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

      In addition, on October 16, 2007, the Board of Directors of the Company declared a cash dividend for the quarter ended September 30, 2007, of $.05 per share to stockholders of record on November 5, 2007. Payment of the cash dividend will be made on or about December 1, 2007. Naugatuck Valley Mutual Holding Company, the Company's mutual holding company, will waive receipt of the dividend.

      Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with eight other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.


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      This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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

                       SELECTED FINANCIAL CONDITION DATA
-------------------------------------------------------------------------------
                                             SEPTEMBER 30,       DECEMBER 31,
                                                 2007                2006
-------------------------------------------------------------------------------
                                                         (Unaudited)
                                                       (In thousands)
ASSETS
Cash and due from depository institutions     $  9,322            $  7,911
Investment in federal funds                      2,110                  31
Investment securities                           60,435              70,267
Loans receivable, net                          345,315             308,376
Deferred income taxes                            1,406               1,450
Other assets                                    26,113              25,820
                                              ---------           ---------
   TOTAL ASSETS                               $444,701            $413,855
                                              =========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits                                      $325,076            $292,693
Borrowed funds                                  67,823              68,488
Other liabilities                                1,605               1,590
                                              ---------           ---------
   TOTAL LIABILITIES                           394,504             362,771
                                              ---------           ---------
Total stockholders' equity                      50,197              51,084
                                              ---------           ---------
   TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                                  $444,701            $413,855
                                              =========           =========


                            SELECTED OPERATIONS DATA
-------------------------------------------------------------------------------
                                       Three Months Ended     Nine Months Ended
                                          September 30,          September 30,
                                       ------------------     -----------------
                                         2007       2006        2007      2006
-------------------------------------------------------------------------------
                                                       (Unaudited)
                                         (In thousands, except per share data)

Total interest income                  $ 6,384   $ 5,329      $18,398   $15,105
Total interest expense                   3,394     2,490        9,679     6,501
                                       -------   -------      -------   -------
   Net interest income                   2,990     2,839        8,719     8,604
                                       -------   -------      -------   -------
Provision for loan losses                    -         -           51       130
                                       -------   -------      -------   -------
Net interest income after provision
  for loan losses                        2,990     2,839        8,668     8,474
                                       -------   -------      -------   -------
Noninterest income                         577       514        1,707     1,418
Noninterest expense                      3,158     2,993        9,319     8,444
                                       -------   -------      -------   -------
Income before provision
   for income taxes                        409       360        1,056     1,448
Provision for income taxes                  55       (54)         115       150
                                       -------   -------      -------   -------
   Net Income                          $   354   $   414      $   941   $ 1,298
                                       -------   -------      -------   -------

Earnings per common share -
  basic and diluted                    $ 0.05    $  0.06      $  0.13   $  0.18
-------------------------------------------------------------------------------


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

                           SELECTED FINANCIAL RATIOS
-------------------------------------------------------------------------------
                                                      FOR THE THREE MONTHS
SELECTED PERFORMANCE RATIOS: (1)                       ENDED SEPTEMBER 30,
                                                        2007          2006
-------------------------------------------------------------------------------
                                                           (Unaudited)
Return on average assets                                0.32 %        0.43 %
Return on average equity                                2.77          3.19
Interest rate spread                                    2.76          3.02
Net interest margin                                     2.94          3.22
Efficiency ratio (2)                                   88.31         89.02
-------------------------------------------------------------------------------


--------------------------------------------------------------------------------
ASSET QUALITY RATIOS                              AT SEPTEMBER 30,     AT DECEMBER 31,
                                                       2007                 2006
--------------------------------------------------------------------------------
                                                             (Unaudited)
                                                        (Dollars in thousands)

Allowance for loan losses                          $ 2,071               $ 2,071
Allowance for loan losses as a percent of
  loans                                               0.60%                 0.67%
Allowance for loan losses as a percent of
  nonperforming loans                               278.36%               103.03%
Net charge-offs to average loans
  outstanding during the period                          -                     -
Nonperforming loans                                $   744               $ 2,010
Nonperforming loans as a percent of total loans       0.21%                 0.65%
Nonperforming assets                               $   744               $ 2,010
Nonperforming assets as a percent of total assets     0.17%                 0.49%
--------------------------------------------------------------------------------


(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.


Contact: Naugatuck Valley Financial Corporation
John C. Roman
Lee R. Schlesinger
1-203-720-5000